EXHIBIT 4.1

                              LTC PROPERTIES, INC.
                       ARTICLES SUPPLEMENTARY CLASSIFYING
                               4,000,000 SHARES OF
                     8% SERIES F CUMULATIVE PREFERRED STOCK

     LTC Properties, Inc., a Maryland corporation (the "Company"), certifies to the Maryland State Department of Assessments and Taxation (the "Department") that:

     FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article SEVENTH of the Company's Articles of Amendment and Restatement filed with the Department on August 3, 1992, as amended and supplemented (the "Charter"), and Section 2-105 of the Maryland General Corporation Law ("MGCL"), the Board of Directors has, by unanimous written consent dated February 17, 2004, adopted resolutions classifying and designating a separate series of authorized but unissued Preferred Stock (as defined in the Charter) to consist of a maximum of 4,000,000 shares of Preferred Stock, setting certain of the preferences, conversion and other rights, voting powers, restrictions, qualifications and terms and conditions of redemption of such separate series of Preferred Stock, providing for the issuance of a maximum of 4,000,000 shares of such series of Preferred Stock and, pursuant to the powers contained in the bylaws of the Company (the "Bylaws") and the MGCL, appointing a committee (the "Preferred Stock Terms Committee") of the Board of Directors and delegating to the Preferred Stock Terms Committee, to the fullest extent permitted by Maryland law and the Charter and Bylaws of the Company, all powers of the Board of Directors with respect to classifying, designating and setting of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such series of Preferred Stock and determining the number of shares of such series of Preferred Stock (not in excess of the aforesaid maximum number) to be classified and issued and the price and other terms and conditions upon which shares of such series of Preferred Stock are to be offered, sold and issued.

     SECOND: Pursuant to the authority conferred upon the Preferred Stock Terms Committee as aforesaid, the Preferred Stock Terms Committee has, by unanimous written consent, duly adopted resolutions classifying 4,000,000 shares of authorized but unissued Preferred Stock as the aforesaid series of Preferred Stock, designating such series as "8% Series F Cumulative Preferred Stock", setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of such 8% Series F Cumulative Preferred Stock (to the extent not set by the Board of Directors in the resolutions referred to in Article FIRST of these Articles Supplementary) and authorizing the issuance of up to 4,000,000 shares of 8% Series F Cumulative Preferred Stock.

     THIRD: The series of Preferred Stock of the Company created by the resolutions duly adopted by the Board of Directors of the Company and by the Preferred Stock Terms Committee and referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions which, upon any restatement of the Charter, shall be made a part of Article SEVENTH of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:


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1.   Designation and Number. A series of Preferred Stock, designated the "8%
     Series F Cumulative Preferred Stock" (the "Series F Preferred Stock"), is hereby established. The number of shares of the Series F Preferred Stock shall be 4,000,000.

2. Maturity. The Series F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

3. Rank. The Series F Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank
     (i) senior to all classes or series of Common Stock of the Company, the Series D Junior Participating Preferred Stock and to all equity securities ranking junior to the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the 9.5% Series A Cumulative Preferred Stock ("Series A Preferred Stock"), the 9.0% Series B Cumulative Preferred Stock ("Series B Preferred Stock"), the 8.5% Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock"), and the 8.5% Series E Cumulative Convertible Preferred Stock ("Series E Preferred Stock"), and with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all existing and future indebtedness of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series F Preferred Stock prior to conversion.

4.   Dividends.

     (a) Holders of shares of the Series F Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8% per annum of the Liquidation Preference (as defined below) per share (equivalent to a fixed annual amount of $2.00 per share). Dividends on the Series F Preferred Stock shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or before the 15th day of April, July, October and January of each year, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend, which will be paid on April 15, 2004, will be for less than a full quarter. Such dividend and any dividend payable on the Series F Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the last day of the calendar month first preceding the applicable Dividend Payment Date, or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series F Preferred Stock shall be entitled to receive, and shall receive, a dividend with respect to each Dividend Record Date equal to the dividend paid with respect to each other share of Series F Preferred Stock which is outstanding on such Dividend Record Date.



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     (b)  No dividends on shares of Series F Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     (c) Notwithstanding the foregoing, dividends on the Series F Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series F Preferred Stock will not bear interest and holders of the Series F Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series F Preferred Stock (other than a dividend in shares of the Company's Common Stock or in shares of any other class of stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series F Preferred Stock for all dividend periods ending prior to or on the most recent past Dividend Payment Date. When dividends are not paid in full for all such dividend periods (or a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series F Preferred Stock, all dividends declared upon the Series F Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series F Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series F Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

     (d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series F Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all dividend periods ending prior to or on the most recent past Dividend Payment Date, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series F Preferred Stock as to dividends and upon liquidation or redemptions for the purpose of preserving the Company's qualification as a REIT). Holders of shares of the Series F Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series F Preferred Stock as provided above. Any dividend payment made on shares of the Series F Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.


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5.   Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series F Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series F Preferred Stock as to liquidation rights. The Company will promptly provide to the holders of Series F Preferred Stock written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series F Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Company whose preferential rights upon distribution are superior to those receiving the distribution.

6.   Redemption.

     (a) The Series F Preferred Stock is not redeemable prior to February 23, 2009. On and after February 23, 2009, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series F Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except with respect to Excess Shares), without interest. Holders of Series F Preferred Stock to be redeemed shall surrender such Series F Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series F Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series F Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series F Preferred Stock, such shares of Series F Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series F Preferred Stock is to be redeemed, the Series F Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

     (b) Unless full cumulative dividends on all shares of Series F Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all dividend periods ending prior to or on the most recent past Dividend Payment Date, no shares of Series F Preferred Stock shall be redeemed unless all outstanding shares of Series F Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series F Preferred Stock (except by exchange for capital stock of the Company ranking junior to the Series F Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Shares in order to ensure that the Company continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series F Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series F Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series F Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.


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     (c)  Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series F Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series F Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series F Preferred Stock to be redeemed; (iv) the place or places where the Series F Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series F Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series F Preferred Stock held by such holder to be redeemed.

     (d) Immediately prior to any redemption of Series F Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends to the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series F Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

     (e) Excess Shares may be redeemed, in whole or in part, at any time when outstanding shares of Series F Preferred Stock are being redeemed, for cash at a redemption price of $25 per share, but excluding accrued and unpaid dividends on such Excess Shares, without interest. Such Excess Shares shall be redeemed in such proportion and in accordance with such procedures as shares of Series F Preferred Stock are being redeemed.

7.   Voting Rights.

     (a) Holders of the Series F Preferred Stock will not have any voting rights, except as set forth below.


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     (b)  Whenever (i) dividends on any shares of Series F Preferred Stock or
          Series E Preferred Stock shall be in arrears for six or more quarterly periods, or (ii) dividends on any shares of Series A Preferred Stock or Series B Preferred Stock shall be in arrears for eighteen or more months (each of (i) and (ii) are hereinafter referred to as a "Preferred Dividend Default"), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)). The holders of shares of Series F Preferred Stock (voting separately as a class with all other series of Preferred Stock ranking on a parity with the Series F Preferred Stock as to dividends or upon liquidation including, but not limited to, the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Company (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series F Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series F Preferred Stock, Series E Preferred Stock, Series A Preferred Stock and Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event the directors of the Company are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors, are as equal as possible. Each Preferred Stock Director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors of the Company a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of Series F Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected as Preferred Stock Directors by the holders of the Series F Preferred Stock and any Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series F Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series F Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series F Preferred Stock, Series E Preferred Stock, Series A Preferred Stock and Series B Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders of shares of Series F Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of the holders of record of a majority of the outstanding shares of the Series F Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series F Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.


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     (c)  So long as any shares of Series F Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series F Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of the Charter or these Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series F Preferred Stock (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which the Company became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series F Preferred Stock and provided, further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series F Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     (d) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series F Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     (e) Except as expressly stated in these Articles Supplementary, the Series F Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series F Preferred Stock.

8. Conversion. The holders of Series F Preferred Stock shall not have any rights to convert such shares into, or exchange such shares for, shares of any other class or series of stock or any other securities of, or interest in, the Company.

9. Limit on Ownership of Series F Preferred Stock; Excess Preferred Shares. Shares of Series F Preferred Stock shall be subject to the limitations on ownership and transfer set forth in Article NINTH of the Charter of the Company, including the applicable Limit (as defined in the Charter) and other provisions of Article NINTH of the Charter. Subject to the authority of the Board of Directors set forth in said Article NINTH, the Limit applicable to shares of the Series F Preferred Stock shall be the number of shares of Series F Preferred Stock that is equal to 9.8% of the then outstanding shares of Series F Preferred Stock.

     FOURTH: The Series F Preferred Stock has been classified and designated by the Board of Directors of the Company under the authority contained in the Charter.


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     FIFTH: These Articles Supplementary have been approved by the Board of
Directors in the manner and by the vote required by law.

     SIXTH: The undersigned Chairman of the Board, President and Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board, President and Chief Executive Officer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.





                            [Signature Page Follows]



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     IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chairman of the Board, President and Chief Executive Officer and attested to by its Corporate Secretary on this 19th day of February, 2004.

ATTEST:                                              LTC PROPERTIES, INC.



/s/ Alex J. Chavez                  By:    /s/ Andre C. Dimitriadis(SEAL)
___________________________                _____________________________________
Name:   Alex J. Chavez              Name:  Andre C. Dimitriadis
Title:  Corporate Secretary         Title: Chairman of the Board, President and
                                           Chief Executive Officer